Exhibit 5.1

January 22, 2018	Jason L. Zgliniec 312.258.5795 jzgliniec@schiffhardin.com
First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938

Ladies and Gentlemen:
We have acted as special counsel to First Mid-Illinois Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,662,840 shares of the Company’s Common Stock, $4.00 par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-4 (the “Registration Statement”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of December 11, 2017, by and among the Company, Project Hawks Merger Sub LLC (formerly known as Project Hawks Merger Sub Corp.), a Delaware limited liability company and wholly-owned subsidiary of the Company, and First Banctrust Corporation, a Delaware corporation, as amended by the First Amendment to Agreement and Plan of Merger, dated as of January 18, 2018 (the “Merger Agreement”).
In connection with this opinion letter, we have examined copies of the following documents: (a) the Company’s Restated Certificate of Incorporation, as amended to date, (b) the Company’s Amended and Restated By-Laws, as amended to date, (c) the Merger Agreement, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter.
Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the Merger Agreement after the Registration Statement has been declared effective by order of the Securities and Exchange Commission, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the General Corporation Law of the State of Delaware and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the joint proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

SCHIFF HARDIN LLP

By:    /s/ Jason L. Zgliniec
Jason L. Zgliniec